THIS NET SMELTER RETURN ROYALTY AGREEMENT dated as of the 11th day of
June, 2012.

A M O N G :

SOLITARIO EXPLORATION & ROYALTY CORP., a corporation duly incorporated under the laws of the State of Colorado

(the “Covenantor”)

OF THE FIRST PART

- and -

MT. HAMILTON LLC, a limited liability company duly organized under the laws of State of Colorado

(the “Owner”)

OF THE SECOND PART

- and -

SANDSTORM GOLD LTD. a corporation duly incorporated under the laws of the Province of British Columbia

(the “Royalty Holder”)

OF THE THIRD PART

WHEREAS the Owner is the owner of (a) a 100% undivided interest in certain unpatented mining claims, subject to the paramount title of the United States of America, as well as certain fee parcels, and (b) an undivided 100% leasehold interest in a mining lease covering certain patented and unpatented mining claims, collectively comprising a portion of the Mt. Hamilton gold project, located in White Pine County, Nevada. The interests described in (a) and (b) above are more particularly described in Schedule “A” attached hereto and forming a part hereof (the “Property”);

AND WHEREAS the Property is free and clear of any and all liens, charges, security interests, claims, mortgages and other encumbrances, save and except for the permitted encumbrances which are set forth in Schedule “B” attached hereto and forming a part hereof;

AND WHEREAS the Owner seeks to grant to the Royalty Holder a certain net smelter returns royalty, all on and subject to the terms and conditions herein contained;

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AND WHEREASthe Covenantor is willing to execute and deliver this Agreement to provide a guarantee to and in favour of the Royalty Holder with respect to the covenants, obligations and indemnifications of the Owner as herein provided;

AND WHEREAS the Parties are therefore desirous of executing and delivering this Agreement, all on and subject to the terms and conditions contained herein;

AND WHEREAS capitalized terms when used in these preambles shall have the respective meanings set forth in Article 1;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties mutually agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise provided:

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person;

“Agreement” means this Net Smelter Returns Royalty Agreement;

“Allowable Deductions” means, for any Month, all costs, charges and expenses paid or incurred by the Owner during that Month for or with respect to Products comprising:

(i) charges for treatment in the smelting, refining and other beneficiation process (including handling, processing, and provisional settlement fees, weighing, sampling, assaying umpire and penalties and other processor deductions), but excluding costs of mining and milling or concentrating;

(ii) actual costs of transportation (including loading, freight, security and insurance, demurrage and delay) of Products from the Property to the place of treatment and then to the place of Sale; and

(iii) sales, use, severance, excise, net proceeds of mine and ad valorem taxes and any tax on or measured by mineral production, but not including: (a) income taxes of the Owner or the Royalty Holder; (b) government royalties; and (c) any reimbursable sales or other taxes;

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provided that:

(iv) where Products are processed on or off the Property in a facility wholly or partially owned by the Owner, a member of the Owner or an Affiliate of the Owner or an Affiliate of a member of the Owner, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis or which would not be Allowable Deductions if those Products were processed by an independent third party; and

(v) there will be no Allowable Deductions from Gross Proceeds received as a result of a Loss.

“Annual Report” means a written report, in relation to any calendar year, detailing:

(i) the number of ounces of Minerals produced from the Property;

(ii) if applicable, the names and addresses of each Offtaker to which the Minerals referred to in subsection (i) were delivered;

(iii) the Gross Proceeds, the Allowable Deductions which were applied against the Gross Proceeds and the Net Smelter Returns which have resulted or which are estimated to result from the Minerals referred to in subsection (i);

(iv) the amount of the Royalty which has been paid to the Royalty Holder with respect to the Minerals referred to in subsection (i), in accordance with the provisions of this Agreement;

(v) the amount that would be owed or that is owing by the Owner with respect to the guarantee of Cash Flow as provided under section 2.9;

(vi) prices used by the Owner, the Covenantor and their respective Affiliates for short term and long term planning purposes with respect to the Property;

(vii) an updated mine operating and development plan and budget which includes updated reserves and resources, forecasted production during the upcoming annual period and any planned drilling and exploration activities within the Property during the upcoming annual period;

(viii) details of any material health or safety violations and material violations of any applicable laws (including environmental laws), in each case with respect to the Property; and

(ix) a summary of the status of any and all material permit and permit applications with respect to the Property and mining operations to be conducted thereon during the upcoming annual period;

“Audit Dispute Notice” has the meaning set forth in section 3.11;

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“BCICAC” has the meaning set forth in section 8.1;

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

“Cash Flow” means, on a before income tax basis, gross revenue received by the Royalty Holder from payments made pursuant to the Royalty.

“Confidential Information” has the meaning set forth in section 10.2;

“Contribution Agreement” means the contribution agreement dated as of December 22, 2010 between the Covenantor, DHI Minerals (U.S.) Ltd. and the Owner, as to the initial capital contributions of DHI Minerals (U.S.) Ltd. and the Covenantor, as set out in the terms contained in the Contribution Agreement;

“Control” or “Controlled” means, when used as a verb:

(i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management or by contract, operating agreement, voting trust or otherwise;

(ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and

(iii) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in subsections (i) and (ii) of this definition;

“Demanding Party” has the meaning set forth in section 8.1;

“Dispute Notice” has the meaning set forth in section 8.1;

“Effective Date” means the date of the execution and delivery of this Agreement by the Parties;

“Expert’s Report” has the meaning set forth in section 3.11;

“Gold Production” means either (i) the quantity of refined gold that is outturned to the Owner’s account by a refinery during a Month, or (ii) the recoverable and saleable quantity of gold contained in gold bearing ores or metals (metals shall include bullion or concentrates) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm’s length sales or purchases between unrelated parties;

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“Gross Proceeds” means, for any Month, proceeds received or deemed to be received by the Owner from the Sale of Products from the Property, whether processed on or off of the Property (for greater certainty and without limitation, including insurance proceeds in respect of any Loss), determined as follows, but subject to section 3.5:

(i) if Products are sold by the Owner in the form of ore, doré, or concentrates, then the Gross Proceeds in respect of such ore, doré or concentrates will be equal to the amount of the proceeds actually received by the Owner during the Month from the sale of such raw ore, doré or concentrates;

(ii) if Products are sold by the Owner in the form of refined gold, then such gold will be deemed to have been sold at the Monthly Average Gold Price for the Month in which it was produced and the Gross Proceeds in respect of gold will be determined by multiplying Gold Production for the Month by the Monthly Average Gold Price for the Month;

(iii) if Products are sold by the Owner in the form of refined silver, then such silver will be deemed to have been sold at the Monthly Average Silver Price for the Month in which it was produced and the Gross Proceeds in respect of silver will be determined by multiplying Silver Production for the Month by the Monthly Average Silver Price for the Month; and

(iv) if there is a Loss of Products then the Gross Proceeds will be equal to the sum of the insurance proceeds in respect of such Loss;

“Leased Claims” means the patented and unpatented mining claims covered by the Mining Lease, as more particularly described in Schedule “A”;

“Loss” means an insurable loss of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Owner or otherwise;

“Losses” means all damages, claims, losses (other than consequential damages or loss of profits), liabilities, fines, penalties and expenses;

“Materials” has the meaning set forth in section 2.5;

“Minerals” means any and all economic, marketable gold or silver bearing material, in whatever form or state, produced from the Property;

“Mining Lease” means that Mining Lease Agreement between Centennial Minerals Company LLC and Owner dated November 19, 2004, as amended;

“Month” means a calendar month;

“Monthly Average Gold Price” means the average London Bullion Market Association “P.M. Gold Fix” (or should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by

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dividing the sum of all such prices reported for the Month by the number of days for which such prices were reported;

“Monthly Average Silver Price” means the average London Bullion Market Association “P.M. Silver Fix” (or, should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by dividing the sum of all such prices reported for the Month by the number of days for which such prices were reported;

“Net Smelter Returns” for any Month means for any Product for which there has been a Sale, the Gross Proceeds for such Month from the Sale of such Product less Allowable Deductions for such Month related to such Product;

“Offer” has the meaning set forth in section 2.3;

“Offtaker” means the counterparty to an Offtake Agreement;

“Offtake Agreement” means any refining, smelting, brokering, marketing and/or processing agreement entered into by the Owner or its Affiliates with respect to Minerals produced from the Property;

“Operating Agreement” means the limited liability company operating agreement dated as of December 22, 2010 between the Covenantor and DHI Minerals (U.S.) Ltd.;

“Owned Claims” means the unpatented mining claims owned by the Owner, as more particularly described in Schedule “A,” all of which are within the “Area of Influence” under the Mining Lease and therefore subject to all of the terms and conditions of the Mining Lease;

“Owned Property” means the fee parcel owned by the Owner, as more particularly described in Schedule “A”;

“Owner” has the meaning set forth in the preambles to this Agreement;

“Owner Indemnified Parties” has the meaning set forth in section 6.2;

“Party” or “Parties” means one or more of the parties to this Agreement;

“Person” means and includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, governmental agency or board or commission or authority and any other form of entity or organization;

“Products” means all gold or silver bearing ores mined from the Property and all concentrates and other mineral products, metals or minerals which are derived therefrom, whether on or off the Property, and includes for greater certainty and without limitation Gold Production and Silver Production;

“Property” has the meaning ascribed thereto in the preambles to this Agreement;

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“Proposed Metal Stream” has the meaning set forth in section 2.3, but for greater certainty and without limitation, a Proposed Metal Stream does not include a gold loan, forward sale or similar arrangement where the Owner is obligated to make physical delivery of Products from the Property and where that delivery obligation does not last for more than five years;

“Released Property” has the meaning set forth in section 2.7;

“Relinquishment Event” has the meaning set forth in section 2.7;

“Responding Party” has the meaning set forth in section 8.1;

“Royalty” means 2.4% of Net Smelter Returns;

“Royalty Holder Indemnified Parties” has the meaning set forth in section 6.1;

“Sale” means a sale or transfer of title of a Product by or on behalf of the Owner or any Affiliate of the Owner to a Person, whether or not an Affiliate of the Owner and is deemed to include a deemed transfer of title to Products transported off the Property that the Owner elects to have credited to or held for its account by an Offtaker and is also deemed to include any Loss prior to any transfer or deemed transfer of title to Products;

“Selling Party” has the meaning set forth in section 2.3;

“Silver Production” means either (i) the quantity of refined silver that is outturned to the Owner’s account by a refinery during a Month, or (ii) the recoverable and saleable quantity of silver contained in silver bearing ores, metals (metals shall include bullion or concentrates) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm’s length sales or purchases between unrelated parties;

“Third-Party Offer” has the meaning set forth in section 2.3;

“trading activities” has the meaning set forth in section 3.9; and

“Transfer” when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin-out transactions. When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction;

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1.2	Governing Law

Except for matters of title to the Property or the assignment or transfer of the Property, which will be governed by the law of the situs of the Property, this Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.3	Severability

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.4	Calculation of Time

If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.5	Headings

The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.6	Other Matters of Interpretation

In this Agreement:

(a) the singular includes the plural and vice versa;

(b) the masculine includes the feminine and vice versa;

(c) references to “article,” “section” and “subsection” are to articles, sections and subsections of this Agreement, respectively;

(d) all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(e) all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the

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Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

(f) the words “hereto,” “herein,” “hereby,” “hereunder,” “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

Article 2
royalty description, rights of first refusal ETC.

2.1	Net Smelter Return Royalty

In consideration of the payment of the sum of US$10.0 million, US$6.0 million of which has been paid on the Execution Date and the remaining US$4.0 million of which shall be paid by the Royalty Holder to the Owner on January 15, 2013, commencing on the Execution Date the Owner agrees to pay to the Royalty Holder the Royalty in respect of Products, all on the terms and conditions specified in this Agreement. In the event a court of competent jurisdiction determines that any provision of this Agreement violates the statutory or common law Rule Against Perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

2.2	Sale of Products Other Than to a Smelter or Refinery

If the Owner sells or causes the sale of Products other than to a smelter or refinery, the Royalty shall be 2.4% of the gross value of recoverable Minerals contained in such Products, without deductions except for penalties or offsets in respect of ore dependent factors, if any, imposed by the buyer in relation to the specific Products delivered. The amount of recoverable Minerals contained in Products removed from the Property shall be calculated and determined based upon assays, metallurgical tests and such other analyses as are customary in the industry which are conducted in a manner satisfactory to the Owner and the Royalty Holder, acting reasonably. If the Parties are unable to agree on the manner of conducting such assays, tests and analyses for a period of 30 days, either Party may refer the question to arbitration hereunder and the decision of the arbitrator shall be final and binding upon the Parties. The gross value of such Minerals shall be determined by multiplying the amount of such recoverable Minerals by the Monthly Average Gold Price or the Monthly Average Silver Price, as the case may be.

2.3	Right of First Refusal

If the Owner or the Covenantor or any of their respective Affiliates (the “Selling Party”) shall receive a bona fide written offer from an arm’s length third Person (the “Third-Party Offer”) to purchase a gold or silver royalty on production from the Property or to purchase any participating interest in gold or silver based on production from the Property (the “Proposed Metal Stream”), which offer shall state the price and all other pertinent terms and conditions upon which the said third-party wishes to complete the

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Proposed Metal Stream transaction, the Selling Party shall deliver a copy of the Third-Party Offer to the Royalty Holder together with the Selling Party’s own offer to sell to the Royalty Holder the Proposed Metal Stream on the same terms and conditions (the “Offer”).  The Royalty Holder shall have 30 days from the date the Offer is delivered to it, to notify the Selling Party whether it elects to acquire the Proposed Metal Stream at the price and on the terms and conditions set forth in the Offer.  If the Royalty Holder does so elect the transaction with respect to the Proposed Metal Stream shall be consummated promptly after notice of such election is delivered by the Royalty Holder.  If the Royalty Holder fails to so elect within the period provided for in this section, the Selling Party shall have 120 days following the expiration of such period to consummate the transaction with respect to the Proposed Metal Stream with a third Person at a price and on terms no less favourable than those offered in the Offer and in accordance with this section.  If the Selling Party fails to consummate the transaction with respect to the Proposed Metal Stream with a third Person within the period set forth in this section the right of first refusal herein contained shall be deemed to be revived.  Any subsequent proposal to complete a Proposed Metal Stream shall be conducted in accordance with the procedures set forth in this section.

2.4	Interest in Land

The Parties agree that, subject to the provisions of sections 2.7 and 2.8, (a) the Royalty on the Owned Property will be a covenant running with the Owned Property, will be enforceable as an in rem interest in land which shall run with the Owned Property and will be binding upon and enure to the benefit of the Parties and their respective successors and assigns; and (b) (i) that the Royalty on the Owned Claims and the Leased Claims will be a covenant running with the Owner’s leasehold interest for the entire term of the Mining Lease, and any and all renewals and extensions thereof, (ii) that any assignment or sublease of the Mining Lease shall include a provision requiring the assignee or sublessee to pay the Royalty on the Leased Claims, and (iii) that any conveyance by the Owner of the Owned Claims (other than a conveyance to the lessor under the Mining Lease) shall include a provision requiring the transferee to pay the Royalty on the Owned Claims. It is the intention of the Parties that to the extent permissible at law, the Royalty on the Owned Claims and the Leased Claims shall be registerable or otherwise recordable in all public places where interests in land in respect of the Property are recordable and the Owner shall execute and deliver such further documents as may be necessary for the timely and effective recording or registration of a caution, notice or caveat in respect of the Royalty on the Owned Claims and the Leased Claims created by this Agreement, in such public places.

2.5	Tailings and Residue

All tailing, residues, waste rock, spoiled leach materials, and other materials (collectively the “Materials”) resulting from the Owner’s operations and activities on the Property shall be the sole property of the Owner, but shall remain subject to the obligation to pay the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in Products. The Owner shall have the right to dispose of Materials from the Property, whether on or off of the Property, and to commingle the same with

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Materials from other properties. In the event Materials are processed or reprocessed, as the case may be, the Royalty applicable thereto shall be determined on a pro rata basis as determined by using such reasonable and customary engineering and technical practices as are then available.

2.6	Ore Processing

All determinations with respect to: (a) whether ore from the Property will be beneficiated, processed or milled by the Owner or sold in a raw state; (b) the methods of beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Property may be sold, shall be made by the Owner in its sole and absolute discretion.

2.7	Abandonment, Relinquishment or Non-Renewal

Subject to the terms of the Operating Agreement and the Mining Lease, if the Owner or the Covenantor or an affiliate of the Owner or the Covenantor or any person related thereto wishes to abandon, relinquish or terminate or not renew (the “Relinquishment Event”) (a) all or any portion of the Owned Claims, or (b) the Mining Lease (the “Released Property”), then the Owner shall provide the Royalty Holder with a minimum of 30 days prior written notice of such intended Relinquishment Event.

Upon receipt of the said notice, the Royalty Holder shall have a period of 10 days within which to advise the Owner in writing that it desires (a) to take an assignment of the Mining Lease or (b) to acquire the Owned Claims, by quitclaim deed, for consideration equal to US$10. If the Royalty Holder shall forward such written notice to the Owner within the said 10 day period, the Owner shall thereafter do all such acts and things or shall cause all such acts and things to be done, at the Owner’s own sole cost and expense, to assign or convey, as appropriate, the Released Property to the Royalty Holder for the said US$10 and to have the Released Property recorded or registered into the name of the Royalty Holder. The Parties acknowledge and agree that any assignment of the Mining Lease to the Royalty Holder under this section 2.7 will require the consent of the lessor thereunder.

If the Royalty Holder does not forward the said written notice to the Owner within the said 10 day period, then the Owner or the Covenantor or the affiliate of the Owner or the Covenantor or the person related thereto shall have the right to complete the Relinquishment Event with respect to the applicable Released Property.

If a Relinquishment Event is completed and thereafter, the Owner, the Covenantor or any Affiliate of the Owner or the Covenantor or any person related to the Owner or the Covenantor subsequently reacquires a direct or indirect beneficial interest in the Released Property, then such Released Property will once again be subject to the obligation to pay the Royalty with respect thereto.

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2.8	Purchase of Royalty

At any time between the Effective Date and the 30 month anniversary thereof, if and only if the Owner shall have entered into a metal stream agreement with respect to the Property with the Royalty Holder or any Affiliate of the Royalty Holder that has an upfront deposit of greater than US$30.0 million, the Owner shall have the exclusive and irrevocable right and option to purchase the Royalty by making a payment to the Royalty Holder in the amount of US$12.0 million in cash by wire transfer. Such payment shall be made with a minimum of 30 days prior written notice to the Royalty Holder. If the Owner elects to purchase the Royalty pursuant to this section 2.8, the Royalty Holder shall convey the Royalty to the Owner by way of a mutually agreeable royalty deed in recordable form, and such conveyance shall be made free and clear of all liens, claims and encumbrances arising by, through or under the Royalty Holder. If the Royalty Holder fails to timely deliver such a royalty deed, the Parties agree that the Owner shall have the right of specific performance to enforce that obligation, as well as all other legal and equitable remedies available to it in connection with such failure.

2.9	Cash Flow Guarantee

The Owner does hereby guarantee to and in favour of the Royalty Holder that the Royalty Holder shall receive a minimum of US$10.0 million in Cash Flow by December 31, 2022. If the Royalty Holder does not receive such amount on or before December 31, 2022, so long as the Royalty Holder has made both of the payments referred to in section 2.1, then after receipt of written notice from the Royalty Holder to the Owner, the Owner shall pay to the Royalty Holder in cash by wire transfer, the dollar value of the shortfall or deficiency.

Article 3
payments, TRADING ACTIVITIES and BOOKS AND RECORDS

3.1	Payment Obligation

The obligation to pay the Royalty will accrue when there has been a Sale, provided that:

(a) there will be deemed to have been a Sale of treated metals upon the outturn of metals from such Products by the treatment facility to the account of the Owner;

(b) the obligation to pay the Royalty will accrue upon any Sale of Gold Production or Silver Production by the Owner to an unrelated third party that is not captured by section 3.1(a) and for which the Owner receives some form of consideration; and

(c) any Royalty due in respect of a Loss will accrue when the insurance proceeds are paid.

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For greater certainty and without limitation, the Parties anticipate that 90% or more of the Royalty shall be payable out of, or from the proceeds of, the production from the Property.

3.2	Provisional Settlements

Where the outturn of treated metals or a Sale (including an insurance settlement in respect of a Loss) is made on a provisional basis, the amount of the Royalty payable will be based upon the amount of metal or other Products or the value of the Loss credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products or the value of the Loss established by final settlement with the treatment facility or with the purchaser or insurer of other Products, as the case may be.

3.3	Due Date

Royalty payments will be due and payable quarterly on the last day of the Month after the end of the calendar quarter in which the same accrued.

3.4	Royalty Statements

Royalty payments will be accompanied by a statement showing in reasonable detail on a Product by Product basis for the relevant quarter:

(a) the quantities and grades of Products produced and for which there was a Sale in the quarter;

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(b) the Gross Proceeds of Sale received in the quarter;

(c) the Allowable Deductions in the quarter; and

(d) other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

3.5	Adjustments

Subject to section 3.2, all Royalty payments will be considered final and in full satisfaction of all obligations of the Owner with respect thereto, unless the Royalty Holder gives the Owner written notice describing and setting forth a specific objection to the determination thereof within 12 months after the receipt by the Royalty Holder of the quarterly Royalty statement. In addition to the provisions of section 3.10 and 3.11, if the Royalty Holder objects to a particular quarterly statement as herein provided, then:

(a) the Royalty Holder will have the right, upon reasonable notice and at a reasonable time, and for a reasonable period of duration, to have the Owner’s accounts and records relating to the calculation of the Royalty in question audited by a chartered accountant selected by the Royalty Holder;

(b) if such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder. If production has ceased, settlement will be made between the Parties by cash payment; and

(c) the Royalty Holder will pay all costs of such audit unless a deficiency of two percent or more of the amount due to the Royalty Holder is determined to exist. The Owner will pay the costs of such audit if a deficiency of two percent or more of the amount due is determined to exist.

Failure on the part of the Royalty Holder to make a claim on the Owner for adjustment in such one year period will establish the correctness of the payment and preclude the filing of exception thereto or the making of claims for adjustment thereon.

3.6	Conversion of Currency

All payments in respect of the Royalty will be made in U.S. dollars.

3.7	Wire Transfer

Payments made under or pursuant to this Agreement will be made by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Owner not less than three Business Days prior to the dates upon which such payments are to be made. The date the wire transfer process is initiated shall be the date of such payment, provided that the Royalty Holder receives such payment, and the Owner shall have no duty to otherwise apportion any payment to the Royalty Holder or its successors or assigns.

3.8	Payments in Kind

In the event that the Royalty Holder determines that it wishes to receive Royalty payments in the physical product in kind, the Royalty Holder shall provide written notice of such election. Upon timely receipt of such notice, the Owner shall direct any Offtaker that is the final refiner or other processor of the applicable Minerals to pay the Royalty directly to the account of the Royalty Holder at the Offtaker and the Owner shall notify the Royalty Holder in writing at least three weeks prior to any change of such Offtaker. All costs incurred by the Owner with respect to arranging for such payment in kind shall be for the account of the Royalty Holder and may be deducted from any subsequent payment of the Royalty.

3.9	Trading Activities of Owner

The Owner will have the right to market and sell refined Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (the “trading activities”) which may involve the possible physical delivery of Products.

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In determining the net proceeds from any Products subject to the Royalty, the Owner will not be entitled to deduct from Gross Proceeds any losses suffered by the Owner, a shareholder or an Affiliate in trading activities. If the Owner engages in trading activities, the Royalty will be on the basis of the value of the Products produced and without regard to the price or proceeds actually received by the Owner, for or in connection with the sale, or the manner in which a sale to a third party is made by the Owner, such value to be based on the Monthly Average Gold Price or the Monthly Average Silver Price for the Month during which Products are credited to the Owner’s account with a smelter or refiner, or, if the Owner engages in trading activities in respect of Products other than refined gold or silver, the Gross Proceeds will be based on the value of such Products ex headframe or minesite loading facility in the case of ores or ex-mill or other treatment facility in the case of other Products. The Parties agree that the Royalty Holder is not a participant in the trading activities of the Owner, and therefore the Royalty will not be diminished or improved by losses or gains of the Owner in any such trading activities.

3.10	Books and Records

The Owner shall keep true, complete and accurate books and records of all of its operations and activities with respect to the Property, including the mining of Minerals therefrom and the mining, stockpiling, treatment, processing, refining and transportation of Minerals, prepared in accordance with good mining industry practice, consistently applied. The Royalty Holder and/or its authorized representatives shall be entitled, upon delivery of three Business Days advance notice, during the normal business hours of the Owner, in a manner that does not unreasonably interfere with the Owner’s business, to perform audits or other reviews and examinations of the Owner’s books and records relevant to the calculation and payment of the Royalty pursuant to this Agreement to confirm compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns. Without limiting the generality of the foregoing, the Royalty Holder shall have the right to audit all invoices and other records relating to the transportation of Minerals from the Property to any mill, refinery or other processor at which Minerals from the Property may be milled, smelted, concentrated, refined or otherwise treated or processed and relating to the transportation of Minerals in the form of concentrates, doré, slag or other waste products from any mill at which Minerals from the Property may be milled, to a processor. The Royalty Holder shall diligently complete any audit or other examination permitted hereunder. All expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of any Royalty payments paid to the Royalty Holder hereunder in respect of the period being audited or examined in an amount greater than two percent of the amount of the Royalty properly payable with respect to such period, in which event all expenses of such audit or other examination shall be paid by the Owner.

In performing such audit the Royalty Holder and/or its agents shall have reasonable access to all sampling, assay, weighing, and production records, including all mining, stockpile and milling records of the Owner relating to the Property and any Minerals derived from the Property (and the Royalty Holder shall be allowed to make notes or a

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photocopy thereof, subject to the provisions of section 10.2), all of which such records shall be kept and retained by the Owner in accordance with good mining industry practice for a period of six years.

3.11	Annual Report

The Owner shall deliver to the Royalty Holder an Annual Report on or before 60 days after the last day of each fiscal year of the Owner. With respect to the information referenced as items (vi) and (vii) in the definition of and included in any Annual Report, neither the Owner nor the Covenantor makes or will make any representation or warranty as to the accuracy, reliability or completeness of the same, and the Royalty Holder shall rely on the same at its sole risk. The Parties agree that the Owner shall have no obligation to comply with or abide by any of the forecasts or schedules included in the information referenced as items (vi) and (vii) in the definition of and included in any Annual Report, and neither the Owner nor the Covenantor shall have any liability to the Royalty Holder or any third party with respect to a failure to do so. With respect to any Annual Report, the Royalty Holder shall have the right to dispute any information of the kind referenced as items (i) and (v) in the definition of Annual Report in accordance with the provisions of this section. If the Royalty Holder disputes any of that information in an Annual Report:

(a) the Royalty Holder shall notify the Owner in writing within 90 days from the date of delivery of the applicable Annual Report that it disputes the accuracy of that Annual Report (or any part thereof) (the “Audit Dispute Notice”);

(b) the Royalty Holder on the one hand and the Owner on the other hand shall have 90 days from the date the Audit Dispute Notice is delivered by the Royalty Holder to resolve the dispute. If the Royalty Holder and the Owner have not resolved the dispute within the said 90 day period, a mutually agreed independent third-party expert will be appointed to prepare a report with respect to the dispute in question (the “Expert’s Report”). If the Royalty Holder and the Owner have not agreed upon such expert within a further 10 days after the said 90 day period, then the dispute as to the expert shall be resolved by the dispute mechanism procedures set forth in Article 8;

(c) if the Expert’s Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by two percent or less from the Royalty set out in the Annual Report, then the cost of the Expert’s Report shall be borne by the Royalty Holder;

(d) if the Expert’s Report concludes that the amount of the Royalty which was to have been paid to the Royalty Holder was deficient by more than two percent from the Royalty set out in the Annual Report, then the cost of the Expert’s Report shall be borne by the Owner; and

(e) if the Royalty Holder or the Owner disputes the Expert’s Report and such dispute is not resolved between the Parties within ten days after the date of

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delivery of the Expert’s Report, then such dispute shall be resolved by the dispute mechanism procedures set forth in Article 8.

If the Owner does not deliver an Annual Report as required pursuant to this Article, the Royalty Holder shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of the Owner, an audit of the books and records of the Owner relevant to the Royalty in conjunction with the provisions of section 3.10. The Owner shall grant the Royalty Holder and its agents access to all such books and records on a timely basis during normal business hours. In order to exercise this right, the Royalty Holder must provide not less than three Business Days’ written notice to the Owner of its intention to conduct the said audit. If within seven days of receipt of such notice, the Owner delivers the applicable Annual Report, then the Royalty Holder shall have no right to perform the said audit. If the Owner delivers the Annual Report before the delivery of the report prepared in connection with the said audit, the applicable Annual Report shall be taken as final and conclusive, subject to the rights of the Royalty Holder as set forth in Article 8. Otherwise, absent any manifest or gross error in the Royalty Holder’s audit report, the said report shall be final and conclusive, subject to the provisions of Article 8.

3.12	Rights to Monitor Processing of Minerals

Subject at all times to the workplace rules and supervision of the Owner, and in compliance with applicable laws, the Royalty Holder shall at all reasonable times and upon reasonable notice, and at its sole risk and expense, have:

(a) a right of access by its representatives to the Property and to any mill used by the Owner to process Minerals derived from the Property (provided that in the event such mill is not owned or controlled by the Owner, such right of access shall only be the same as any such right of access of the Owner); and

(b) the right:

(i) to monitor the Owner’s stockpiling and milling of ore or Minerals derived from the Property and to take samples from the Property or from any mill or processor for the purposes of assay verifications; and

(ii) to weigh or to cause the Owner to weigh all trucks transporting Minerals from the Property to any mill processing Minerals from the Property prior to dumping of such ore and immediately following such dumping.

The Royalty Holder shall defend, indemnify and hold the Owner and the Covenantor harmless from and against any Losses for damage to property or injury to or death of persons arising from any such inspection, or any inspection conducted pursuant to the provisions of section 9.2, except to the extent the same are caused by the gross negligence or wilful misconduct of the Owner or the Covenantor.

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Article 4
COVENANTOR GUARANTEES AND OTHER COVENANTS

4.1	Guarantee by the Covenantor

(a) The Covenantor shall cause the Owner to comply with all of its obligations under this Agreement.

(b) The Covenantor unconditionally and irrevocably guarantees and agrees to be jointly and severally liable with the Owner for, the due and punctual performance of all obligations and covenants of the Owner arising under this Agreement, upon the terms and subject to the conditions of this Agreement.

(c) If any obligation is not duly performed by the Owner and is not performed under this section by the Covenantor for any reason whatsoever, the Covenantor will, as a separate and distinct obligation, indemnify and save harmless the Royalty Holder from and against all Losses resulting from the failure of the Owner to perform such obligations. If any such obligation is not duly performed by the Owner and is not performed by the Covenantor under this section or the Royalty Holder is not indemnified under the immediately preceding sentence, in each case, for any reason whatsoever, such obligation will, as a separate and distinct obligation, be performed by the Covenantor as primary obligor.

(d) The liability of the Covenantor under this Article will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by the Royalty Holder or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of the Covenantor’s obligations hereunder.

(e) The liability of the Covenantor under this Article will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Royalty Holder in connection with any duties, obligations or liabilities of the Owner or the Covenantor to the Royalty Holder.

(f) The Royalty Holder will not be bound or obligated to exhaust its recourse against the Owner or other persons or take any other action before being entitled to demand payment from the Covenantor under the section.

(g) In any claim by the Royalty Holder against the Covenantor under this section, the Covenantor may not claim or assert any set-off, counterclaim, claim or other right that either the Covenantor or the Owner may have against the Royalty Holder, any of its subsidiaries or any directors, employees or officers thereof.

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(h) The Covenantor’s obligations under this section 4.1 shall automatically terminate if there has been compliance with section 7.1 and the Covenantor no longer holds a majority interest in the Owner.

4.2	Covenant Regarding Approvals

The Covenantor and the Owner do hereby jointly and severally covenant and agree that they shall do all such acts and things and they shall not omit to do any acts or things as shall be necessary in order to obtain all necessary approvals as shall be required in order each of them to be able to execute, deliver and perform their respective obligations under this Agreement, including without limitation, all approvals as are required pursuant to the terms of the Operating Agreement. This covenant shall not merge on the execution and delivery of this Agreement. A breach of this covenant shall be deemed to be a breach of this Agreement.

4.3	Covenant Regarding Operating Agreement and Contribution Agreement

The Covenantor and the Owner do hereby jointly and severally covenant and agree to do all such acts and things and to not omit to do any acts or things as shall be necessary in order to: (i) maintain the Operating Agreement in full force and effect pursuant to the terms thereof and to not make any material amendments to the Operating Agreement without the prior written consent of the Royalty Holder; and (ii) make all payments as the same shall become due pursuant to the Contribution Agreement. This covenant shall not merge on the execution and delivery of this Agreement. A breach of this covenant shall be deemed to be a breach of this Agreement.

4.4	Indemnification of Solitario

The Owner agrees to defend, indemnify and hold harmless the Covenantor from all Losses arising out of or resulting from its making payments or performing other obligations on behalf of the Covenantor under this Agreement pursuant to the provisions of section 4.1.

Article 5
REPRESENTATIONS AND WARRANTIES OF the
OWNER AND THE COVENANTOR

5.1	Representations and Warranties of the Owner and the Covenantor

The Owner and the Covenantor hereby jointly and severally represent and warrant to and in favour of the Royalty Holder and acknowledge and agree that the Royalty Holder is entering into this Agreement on the basis of such representations and warranties, namely, that they each have the corporate or limited liability company power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by each of the Owner and the Covenantor have been duly authorized by all required corporate or limited liability company action of each of the Owner and the Covenantor and this Agreement represents a valid and

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binding obligation of each of the Owner and the Covenantor duly enforceable against each of the Owner and the Covenantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

5.2	Representations and Warranties of Royalty Holder

The Royalty Holder represents and warrants to and in favour of the Owner and the Covenantor and acknowledges and agrees that the Owner and the Covenantor are entering into this Agreement on the basis of such representations and warranties, namely, that it has the corporate power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by it has been duly authorized by all required corporate action and this Agreement represents a valid and binding obligation of the Royalty Holder duly enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

Article 6
INDEMNITIES

6.1	Indemnity by the Owner

The Owner does hereby agree to defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, shareholders, employees and its successors and assigns (collectively, the “Royalty Holder Indemnified Parties”), and each of them, from and against any and all Losses that the Royalty Holder Indemnified Parties may sustain, suffer or incur as a result of:

(a) a breach of this Agreement by the Owner; and

(b) operations conducted on or in respect of the Property by or on behalf of the Owner that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including without limitation Losses, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part thereof.

6.2	Indemnity by the Royalty Holder

The Royalty Holder does hereby agree to defend, indemnify, reimburse and hold harmless the Owner, the Covenantor, their officers, directors, members, managers, shareholders, employees and their successors and assigns (collectively, the “Owner Indemnified Parties”), and each of them, from and against any and all Losses that the Owner Indemnified Parties may sustain, suffer or incur as a result of a breach of this Agreement by the Royalty Holder.

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Article 7
TRANSFER RIGHTS

7.1	Restricted Transfer Rights of the Owner and the Covenantor

The Owner and the Covenantor may Transfer, in whole or in part: (i) the Property; (ii) their respective rights and obligations under this Agreement; or (iii) in the case of the Covenantor, the membership interests of the Owner, so long as the following conditions are satisfied:

(a) the Owner and the Covenantor provide the Royalty Holder with at least 30 days prior written notice of the intent to Transfer of the Owner or the Covenantor, provided that only five days’ prior written notice shall be required if the proposed Transfer is a pledge by the Covenantor of membership interests in the Owner for financing purposes;

(b) any purchaser, merged company, transferee or assignee, as a condition to completion of the Transfer, agrees in writing in favour of the Royalty Holder to be bound by the terms of this Agreement, including without limitation, this section, pursuant to an instrument in writing that is satisfactory to the Royalty Holder, in its sole discretion and the Royalty Holder does not suffer a material adverse effect in relation to the transactions set forth in this Agreement; and

(c) any transferee of the Owner or the Covenantor that is a mortgagee, chargeholder or encumbrancer obtains an agreement in writing in favour of the Royalty Holder from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of this Agreement (with respect to the latter, if applicable).

7.2	Transfer Rights of the Royalty Holder

The Royalty Holder shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement to another Person upon the delivery to the Owner of ten Business Days prior written notice. In such a case, provided that such other Person has agreed to be bound by such transferred or encumbered obligations under this Agreement, the Royalty Holder shall be released from such transferred obligations under this Agreement.

Notwithstanding the foregoing, the Royalty Holder shall have the right to Transfer by way of encumbrance, in whole or in part, its rights and obligations under this Agreement to one or more lenders providing financing to the Royalty Holder without notice to, or the consent of, the Owner or the Covenantor. If such transferee enforces such encumbrance it will provide notice to the Owner and upon delivery of such notice, which notice shall confirm that such transferee agrees to be bound by such transferred obligations under this Agreement, such transferee shall become a party to this Agreement with all of the rights and obligations of the Royalty Holder, the Royalty

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Holder shall not be released from its obligations under this Agreement in the case of a Transfer by way of encumbrance which is subsequently enforced by such transferee.

7.3	Project Financing of the Owner

The Owner covenants to and in favour of the Royalty Holder that the terms of any project financing arranged with respect to the Property shall not allow for the lenders to prohibit or interfere with any Royalty payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Royalty payments due to the Royalty Holder hereunder. In connection with any such project financing the Owner shall obtain at the closing of such project financing a certificate executed by an authorized officer of each lending institution or any other third party to the project financing, acknowledging the validity and existence of this Agreement and the Royalty obligations under this Agreement and agreeing that it will not object to or attempt to prohibit payment of any of the payments of the Royalty hereunder.

Article 8
DISPUTE RESOLUTION

8.1	Arbitration

In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. For the purposes of this section, the Owner and the Covenantor are treated as one Party. Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of the said dispute, which shall be after the dispute remains open for a period of 90 days, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, pursuant to the domestic commercial arbitration rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC”). The appointing authority shall be the BCICAC and the case shall be administered by the BCICAC in accordance with its Domestic Commercial Arbitration Rules of Procedure, subject to the following:

(a) To demand arbitration either Party (the “Demanding Party”) shall give written notice (the “Dispute Notice”) to the other Party (the “Responding Party”), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement.  The Dispute Notice shall specify the nature of the allegation and the issues in dispute, the amount or value involved (if applicable) and the remedy requested.  Within 15 Business Days of receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed.

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(b) The Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party’s answer, failing which any of the Demanding Party and the Responding Party may request the BCICAC to appoint one qualified arbitrator within five Business Days of the Responding Party’s answer.  The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated.

(c) No later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Parties. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes.

(d) The arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitratable) and all matters of procedure relating to the arbitration.

(e) The arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

(f) All papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement.

(g) The Parties agree to treat as Confidential Information, in accordance with the provisions of section 10.2, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under section 10.2.

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Article 9
Operation of the Property

9.1	Owner to Determine Operations

The Owner will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Owner will owe the Royalty Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Owner may determine in its sole and unfettered discretion.

9.2	Commingling

Commingling of Products from the Property with other ores, doré, concentrates, metals, minerals or mineral by-products produced elsewhere is permitted, provided that reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, metals, minerals and mineral by-products. The Royalty Holder will have the right, during reasonable business hours and upon prior notice to the Owner, to enter upon the Property and to inspect the plant and procedures followed by the Owner with respect to allocations made under this section, provided that such entry will be at the sole risk and cost of the Royalty Holder, and in compliance with applicable safety rules and regulations.

9.3	Nature of Royalty Holder’s Interest

The Royalty payable to the Royalty Holder shall be payable only on production of Products from the Property, and not production from any other properties adjacent to or in the vicinity of the Property. The Royalty Holder shall not have any possessory or working interest in the Property, nor any of the incidents of such interest.

Article 10
MISCELLANEOUS

10.1	Other Activities and Interests

This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein including activities involving mineral claims or mineral leases adjoining the Property.

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10.2	Confidentiality

All information, data, reports, records, analyses, economic and technical studies and test results relating to the Property and the activities of the Owner or any other party thereon and the terms and conditions of this Agreement, all of which will hereinafter be referred to as “Confidential Information,” will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a party to this Agreement, except in the following circumstances:

(a) the Royalty Holder may disclose Confidential Information to its auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

(b) the Royalty Holder may disclose Confidential Information to prospective purchasers of the Royalty Holder’s right to receive the Royalty, provided that each such prospective purchaser first agrees in writing to hold such information confidential in accordance with this section and to use it exclusively for the purpose of evaluating its interest in purchasing such Royalty right;

(c) the Royalty Holder may disclose Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, and the Owner agrees to provide to the Royalty Holder all such information as the Royalty Holder, acting reasonably, determines is necessary or desirable to fulfill the Royalty Holder’s disclosure obligations and requirements under applicable securities laws, provided that prior to making any such disclosure the Royalty Holder shall give the Owner three Business Days’ prior written notice and the opportunity to comment on such disclosure; or

(d) with the approval of the Owner.

Any Confidential Information that becomes part of the public domain by no act or omission in breach of this section will cease to be confidential information for the purposes of this section. The Royalty Holder will defend, indemnify and hold the Owner and the Covenantor harmless from and against any and all Losses arising from or related to the disclosure of any Confidential Information by any third party referred to in sections 10.2(a) or (b) in breach of the provisions of this Article 10. The Royalty Holder agrees that any Confidential Information it discloses under section 10.2(c) shall be accompanied by public-company standard disclaimers regarding reliance on forward-looking statements.

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10.3	No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership relation among the Parties including, without limitation, a joint venture, mining partnership or commercial partnership. Save and except as provided in Article 4, the obligations and liabilities of the Parties will be several and not joint and none of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of any other Party. Nothing herein contained will be deemed to constitute a Party the partner, agent, joint venturer or legal representative of the other Party.

10.4	No Waivers

No waiver of or with respect to any term or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No course of dealing among the Parties, nor any failure to exercise, nor any delay in exercising, on the part of any Party hereunder, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

10.5	Time of the Essence

Time shall be of the essence in the performance of any and all of the obligations of the Parties hereunder, including without limitation, the payment of monies.

10.6	Further Assurances

Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

10.7	Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by both Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no implied covenants contained herein.

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10.8	Notice

Any notice, demand, consent or other communication (“Notice”) given or made under the Agreement:

(a) must be in writing and signed by a person duly authorised by the sender;

(b) must be delivered to the intended recipient by hand, by overnight courier, or fax or email to the address or fax number below or the address, email address or fax number last notified by the intended recipient to the sender:

To the Owner:

Mt. Hamilton LLC
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033

Attention: Chris Herald
Fax No.: (303) 534-1809
Email: cherald@aol.com

To the Covenantor:

Solitario Exploration & Royalty Corp.
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033

Attention: Chris Herald
Fax No.: (303) 534-1809
Email: cherald@aol.com

To the Royalty Holder:

Suite 1400, 400 Burrard Street
Vancouver, BC V6C 3A6

Attention: President and Chief Executive Officer
Fax No.: (604) 689-7317
Email: nwatson@sandstormltd.com

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with a copy to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building
885 West Georgia Street
Vancouver, BC V6C 3E8

Attention: Jennifer Traub
Fax No.: (604) 691-6120
Email: jtraub@casselsbrock.com

(c) will be deemed to be duly given or made when delivered;

but if the result is that a Notice would be deemed to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4:00 pm (local time) it will be deemed to have been duly given or made at the commencement of business on the next Business Day in that place.

10.9	Counterparts

This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.

10.10	Parties in Interest

Subject to the provisions of Article 7, this Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. Except set forth in the previous sentence, there are no intended third-party beneficiaries of this Agreement.

10.11	Tax Laws

Following the execution and delivery of this Agreement, each of the Parties will co-operate reasonably with the other Party in implementing any reasonable proposed adjustments to the structure of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that such adjustments shall not or would not be reasonably likely to result in the non-proposing Party incurring any significant costs or liabilities.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

mt. hamilton llc By: Solitario Exploration & Royalty Corp., its Manager By: /s/ Christopher E. Herald Authorized Signatory Christopher E. Herald Name (please print) President & CEO Title	c/s
SOLITARIO EXPLORATION & ROYALTY CORP. By: /s/ Christopher E. Herald Authorized Signatory Christopher E. Herald Name (please print) President & CEO Title	c/s
SANDSTORM GOLD LTD. By: /s/ Nolan Watson Authorized Signatory Nolan Watson Name (please print) President & CEO Title	c/s

 SCHEDULE “A”

DESCRIPTION OF PROPERTY

Mt Hamilton LLC Properties Subject to Sandstorm Royalty
Unpatented Claims in White Pine County, Nevada
Claim Name	Owner	Location Date	County Doc. #	BLM NMC
H 10	Centennial Minerals Company LLC *	11/26/2002	315743	839910
H 11	Centennial Minerals Company LLC *	11/26/2002	315744	839911
H 12	Centennial Minerals Company LLC *	11/26/2002	315745	839912
H 13	Centennial Minerals Company LLC *	11/26/2002	315746	839913
H 14	Centennial Minerals Company LLC *	11/26/2002	315747	839914
H 15	Centennial Minerals Company LLC *	11/26/2002	315748	839915
H 16	Centennial Minerals Company LLC *	11/26/2002	315749	839916
H 17	Centennial Minerals Company LLC *	11/26/2002	315750	839917
H 18	Centennial Minerals Company LLC *	11/26/2002	315751	839918
H 19	Centennial Minerals Company LLC *	11/23/2002	315752	839919
H 20	Centennial Minerals Company LLC *	11/26/2002	315753	839920
H 21	Centennial Minerals Company LLC *	11/23/2002	315754	839921
H 22	Centennial Minerals Company LLC *	11/23/2002	315755	839922
H 25	Centennial Minerals Company LLC *	11/23/2002	315756	839923
H 26	Centennial Minerals Company LLC *	11/23/2002	315757	839924
H 27	Centennial Minerals Company LLC *	11/26/2002	315758	839925
H 28	Centennial Minerals Company LLC *	11/23/2002	315759	839926
H 36	Centennial Minerals Company LLC *	11/26/2002	315760	839927
H 37	Centennial Minerals Company LLC *	11/26/2002	315761	839928
H 38	Centennial Minerals Company LLC *	11/26/2002	315762	839929
H 39	Centennial Minerals Company LLC *	11/26/2002	315763	839930
AR 1	Mt. Hamilton LLC	6/2/2005		899951
AR 2	Mt. Hamilton LLC	6/2/2005		899952
AR 3	Mt. Hamilton LLC	6/2/2005		899953
AR 4	Mt. Hamilton LLC	6/2/2005		899954
AR 5	Mt. Hamilton LLC	6/2/2005		899955
AR 6	Mt. Hamilton LLC	6/2/2005		899956
AR 7	Mt. Hamilton LLC	6/2/2005		899957
AR 8	Mt. Hamilton LLC	6/2/2005		899958
AR 9	Mt. Hamilton LLC	6/2/2005		899959
AR 10	Mt. Hamilton LLC	6/2/2005		899960
AR 11	Mt. Hamilton LLC	6/2/2005		899961
AR 12	Mt. Hamilton LLC	6/2/2005		899962
AR 13	Mt. Hamilton LLC	6/2/2005		899963
AR 14	Mt. Hamilton LLC	6/2/2005		899964
AR 15	Mt. Hamilton LLC	6/2/2005		899965
AR 16	Mt. Hamilton LLC	6/2/2005		899966
AR 17	Mt. Hamilton LLC	6/2/2005		899967
AR 18	Mt. Hamilton LLC	6/2/2005		899968
AR 19	Mt. Hamilton LLC	6/2/2005		899969
AR 20	Mt. Hamilton LLC	6/2/2005		899970
AR 21	Mt. Hamilton LLC	6/2/2005		899971
AR 22	Mt. Hamilton LLC	6/2/2005		899972

1

Schedule A

Mt Hamilton LLC Properties Subject to Sandstorm Royalty
Unpatented Claims in White Pine County, Nevada
Claim Name	Owner	Location Date	County Doc. #	BLM NMC
AR 23	Mt. Hamilton LLC	6/2/2005		899973
AR 24	Mt. Hamilton LLC	6/2/2005		899974
AR 25	Mt. Hamilton LLC	6/2/2005		899975
AR 26	Mt. Hamilton LLC	6/2/2005		899976
AR 27	Mt. Hamilton LLC	6/2/2005		899977
AR 28	Mt. Hamilton LLC	6/2/2005		899978
AR 29	Mt. Hamilton LLC	6/2/2005		899979
AR 30	Mt. Hamilton LLC	6/2/2005		899980
AR 31	Mt. Hamilton LLC	6/2/2005		899981
AR 32	Mt. Hamilton LLC	6/2/2005		899982
AR 33	Mt. Hamilton LLC	4/5/2005		896926
AR 34	Mt. Hamilton LLC	4/5/2005		896927
AR 35	Mt. Hamilton LLC	4/5/2005		896928
AR 36	Mt. Hamilton LLC	4/5/2005		896929
AR 37	Mt. Hamilton LLC	4/5/2005		896930
AR 38	Mt. Hamilton LLC	4/5/2005		896931
AR 41	Mt. Hamilton LLC	9/1/2006	334247	933798
AR 43	Mt. Hamilton LLC	9/1/2006	334249	933800
AR 45	Mt. Hamilton LLC	4/5/2005		896938
AR 46	Mt. Hamilton LLC	4/5/2005		896939
AR 47	Mt. Hamilton LLC	4/5/2005		896940
AR 48	Mt. Hamilton LLC	4/5/2005		896941
AR 49	Mt. Hamilton LLC	4/5/2005		896942
AR 50	Mt. Hamilton LLC	4/5/2005		896943
AR 51	Mt. Hamilton LLC	4/5/2005		896944
AR 52	Mt. Hamilton LLC	4/5/2005		896945
AR 57	Mt. Hamilton LLC	9/1/2006	334255	933806
AR 58	Mt. Hamilton LLC	4/5/2005		896951
AR 59	Mt. Hamilton LLC	4/5/2005		896952
AR 60	Mt. Hamilton LLC	4/5/2005		896953
AR 61	Mt. Hamilton LLC	6/2/2005		899983
SC 1	Mt. Hamilton LLC	2/23/2009	346315	1005079
SC 2	Mt. Hamilton LLC	2/23/2009	346316	1005080
SC 3	Mt. Hamilton LLC	2/23/2009	346317	1005081
SC 4	Mt. Hamilton LLC	2/23/2009	346318	1005082
SC 5	Mt. Hamilton LLC	2/23/2009	346319	1005083
SC 6	Mt. Hamilton LLC	2/23/2009	346320	1005084
SC 7	Mt. Hamilton LLC	2/23/2009	346321	1005085
SC 8	Mt. Hamilton LLC	2/23/2009	346322	1005086
SC 9	Mt. Hamilton LLC	2/23/2009	346323	1005087
SC 10	Mt. Hamilton LLC	2/23/2009	346324	1005088
SC 11	Mt. Hamilton LLC	2/23/2009	346325	1005089
SC 12	Mt. Hamilton LLC	2/23/2009	346326	1005090
SC 13	Mt. Hamilton LLC	2/23/2009	346327	1005091
SC 14	Mt. Hamilton LLC	2/23/2009	346328	1005092
SC 15	Mt. Hamilton LLC	2/23/2009	346329	1005093
SC 16	Mt. Hamilton LLC	2/23/2009	346330	1005094
SC 17	Mt. Hamilton LLC	2/23/2009	346331	1005095

2

Schedule A

Mt Hamilton LLC Properties Subject to Sandstorm Royalty
Unpatented Claims in White Pine County, Nevada
Claim Name	Owner	Location Date	County Doc. #	BLM NMC
SC 18	Mt. Hamilton LLC	2/23/2009	346332	1005096
SC 19	Mt. Hamilton LLC	2/23/2009	346333	1005097
SC 20	Mt. Hamilton LLC	2/23/2009	346334	1005098
SC 21	Mt. Hamilton LLC	2/23/2009	346335	1005099
SC 22	Mt. Hamilton LLC	2/23/2009	346336	1005100
SC 23	Mt. Hamilton LLC	2/23/2009	346337	1005101
SC 24	Mt. Hamilton LLC	2/23/2009	346338	1005102
SC 25	Mt. Hamilton LLC	2/23/2009	346339	1005103
SC 26	Mt. Hamilton LLC	2/23/2009	346340	1005104
SC 27	Mt. Hamilton LLC	2/23/2009	346341	1005105
SC 28	Mt. Hamilton LLC	2/23/2009	346342	1005106
SC 29	Mt. Hamilton LLC	2/23/2009	346343	1005107
SC 30	Mt. Hamilton LLC	2/23/2009	346344	1005108
HF 1	Mt. Hamilton LLC	9/1/2011	354812	1056978
HF 2	Mt. Hamilton LLC	9/1/2011	354813	1056979
HF 3	Mt. Hamilton LLC	9/1/2011	354814	1056980
HF 4	Mt. Hamilton LLC	9/1/2011	354815	1056981
HF 5	Mt. Hamilton LLC	9/1/2011	354816	1056982
HF 6	Mt. Hamilton LLC	9/1/2011	354817	1056983
HF 7	Mt. Hamilton LLC	9/1/2011	354818	1056984
HF 8	Mt. Hamilton LLC	9/1/2011	354819	1056985
HF 9	Mt. Hamilton LLC	9/12/2011	354820	1056986
HF 10	Mt. Hamilton LLC	9/12/2011	354821	1056987
MH 1	Mt. Hamilton LLC	5/6/2011	353939	1049740
MH 2	Mt. Hamilton LLC	5/6/2011	353940	1049741
MH 3	Mt. Hamilton LLC	5/6/2011	353941	1049742
MH 4	Mt. Hamilton LLC	5/6/2011	353942	1049743
MH 5	Mt. Hamilton LLC	5/7/2011	353943	1049744
MH 6	Mt. Hamilton LLC	5/6/2011	353944	1049745
MH 7	Mt. Hamilton LLC	5/7/2011	353945	1049746
MH 8	Mt. Hamilton LLC	5/7/2011	353946	1049747
MH 9	Mt. Hamilton LLC	5/7/2011	353947	1049748
MH 10	Mt. Hamilton LLC	5/7/2011	353948	1049749
MH 11	Mt. Hamilton LLC	5/7/2011	353949	1049750
MH 12	Mt. Hamilton LLC	5/7/2011	353950	1049751
MH 13	Mt. Hamilton LLC	5/6/2011	353951	1049752
MH 14	Mt. Hamilton LLC	5/7/2011	353952	1049753
MH 15	Mt. Hamilton LLC	5/7/2011	353953	1049754
MH 16	Mt. Hamilton LLC	5/9/2011	353954	1049755
MH 17	Mt. Hamilton LLC	5/9/2011	353955	1049756
MH 18	Mt. Hamilton LLC	5/9/2011	353956	1049757
MH 19	Mt. Hamilton LLC	5/9/2011	353957	1049758
MH 20	Mt. Hamilton LLC	5/9/2011	353958	1049759
MH 21	Mt. Hamilton LLC	5/9/2011	353959	1049760
MH 22	Mt. Hamilton LLC	5/9/2011	353960	1049761
MH 23	Mt. Hamilton LLC	5/9/2011	353961	1049762
MH 24	Mt. Hamilton LLC	5/9/2011	353962	1049763
MH 25	Mt. Hamilton LLC	5/9/2011	353963	1049764

3

Schedule A

Mt Hamilton LLC Properties Subject to Sandstorm Royalty
Unpatented Claims in White Pine County, Nevada
Claim Name	Owner	Location Date	County Doc. #	BLM NMC
MH 26	Mt. Hamilton LLC	5/8/2011	353964	1049765
MH 27	Mt. Hamilton LLC	5/8/2011	353965	1049766
MH 28	Mt. Hamilton LLC	5/8/2011	353966	1049767
MH 29	Mt. Hamilton LLC	5/8/2011	353967	1049768
MH 30	Mt. Hamilton LLC	5/8/2011	353968	1049769
MH 31	Mt. Hamilton LLC	5/8/2011	353969	1049770
MH 32	Mt. Hamilton LLC	5/8/2011	353970	1049771
MH 33	Mt. Hamilton LLC	5/8/2011	353971	1049772
MH 34	Mt. Hamilton LLC	5/8/2011	353972	1049773
MH 35	Mt. Hamilton LLC	5/8/2011	353973	1049774
MH 36	Mt. Hamilton LLC	5/8/2011	353974	1049775
MH 37	Mt. Hamilton LLC	5/8/2011	353975	1049776
MH 38	Mt. Hamilton LLC	5/8/2011	353976	1049777
MH 39	Mt. Hamilton LLC	5/8/2011	353977	1049778
MH 40	Mt. Hamilton LLC	5/8/2011	353978	1049779
MH 41	Mt. Hamilton LLC	5/8/2011	353979	1049780
MH 42	Mt. Hamilton LLC	5/8/2011	353980	1049781
MH 43	Mt. Hamilton LLC	5/8/2011	353981	1049782
MH 44	Mt. Hamilton LLC	5/9/2011	353982	1049783
MH 45	Mt. Hamilton LLC	5/9/2011	353983	1049784
MH 46	Mt. Hamilton LLC	5/9/2011	353984	1049785
MH 47	Mt. Hamilton LLC	5/9/2011	353985	1049786
MH 48	Mt. Hamilton LLC	5/9/2011	353986	1049787
MH 49	Mt. Hamilton LLC	5/9/2011	353987	1049788
MH 50	Mt. Hamilton LLC	5/9/2011	353988	1049789
MH 51	Mt. Hamilton LLC	5/9/2011	353989	1049790
MH 52	Mt. Hamilton LLC	5/9/2011	353990	1049791
MH 53	Mt. Hamilton LLC	5/9/2011	353991	1049792
MH 54	Mt. Hamilton LLC	5/9/2011	353992	1049793
MH 55	Mt. Hamilton LLC	5/9/2011	353993	1049794
MH 56	Mt. Hamilton LLC	5/9/2011	353994	1049795
MH 57	Mt. Hamilton LLC	5/9/2011	353995	1049796
MH 58	Mt. Hamilton LLC	5/9/2011	353996	1049797
MH 59	Mt. Hamilton LLC	5/9/2011	353997	1049798
MH 60	Mt. Hamilton LLC	5/9/2011	353998	1049799
MH 61	Mt. Hamilton LLC	5/9/2011	353999	1049800
MH 62	Mt. Hamilton LLC	5/9/2011	354000	1049801
MH 63	Mt. Hamilton LLC	5/9/2011	354001	1049802
MH 64	Mt. Hamilton LLC	5/9/2011	354002	1049803
MH 65	Mt. Hamilton LLC	5/9/2011	354003	1049804
MH 66	Mt. Hamilton LLC	5/9/2011	354004	1049805
MH 67	Mt. Hamilton LLC	5/9/2011	354005	1049806
MH 68	Mt. Hamilton LLC	5/9/2011	354006	1049807
MH 69	Mt. Hamilton LLC	5/9/2011	354007	1049808
MH 70	Mt. Hamilton LLC	5/9/2011	354008	1049809
MH 71	Mt. Hamilton LLC	5/9/2011	354009	1049810
MH 79	Mt. Hamilton LLC	7/9/2011	354642	1053918
MH 80	Mt. Hamilton LLC	7/10/2011	354644	1053919

4

Schedule A

Mt Hamilton LLC Properties Subject to Sandstorm Royalty
Unpatented Claims in White Pine County, Nevada
Claim Name	Owner	Location Date	County Doc. #	BLM NMC
MH 81	Mt. Hamilton LLC	7/10/2011	354645	1053920
MH 82	Mt. Hamilton LLC	2/20/2012	356760	1069276
MH 83	Mt. Hamilton LLC	2/20/2012	356761	1069277
MH 84	Mt. Hamilton LLC	2/20/2012	356762	1069278
MH 85	Mt. Hamilton LLC	2/20/2012	356763	1069279
MH 86	Mt. Hamilton LLC	2/20/2012	356764	1069280
MH 87	Mt. Hamilton LLC	2/20/2012	356765	1069281
MH 88	Mt. Hamilton LLC	2/20/2012	356766	1069282
MH 89	Mt. Hamilton LLC	2/20/2012	356767	1069283
MH 90	Mt. Hamilton LLC	2/20/2012	356768	1069284
MH 91	Mt. Hamilton LLC	2/20/2012	356769	1069285
MH 92	Mt. Hamilton LLC	2/20/2012	356770	1069286
MH 93	Mt. Hamilton LLC	2/20/2012	356771	1069287
MHP 1	Mt. Hamilton LLC	2/27/2012	356754	1069271
MHP 2	Mt. Hamilton LLC	2/27/2012	356755	1069272
MHP 3	Mt. Hamilton LLC	2/27/2012	356756	1069273
MHP 4	Mt. Hamilton LLC	2/27/2012	356757	1069274
MHP 5	Mt. Hamilton LLC	2/27/2012	356758	1069275
* Covered by Mining Lease Patented Claims in White Pine County, Nevada
Parcel #	Patent Name	Patent #	MS #
99-059-05	Badger State*	6449	69
99-059-25	Centennial*	4705	66
99-059-66	Gloucester*	867	41
99-059-81	Woo Hop*	5404	68
99-059-27	Chester (Centennial Minerals Company LLC (“CMC”) owns 51%)*	1131	42
99-059-28	Chester #1 (CMC owns 51%)*	256014	3763
99-059-29	Chester #2 (CMC owns 51%)*	256018	3763
99-059-30	Chester #3 (CMC owns 51%)*	256018	3763
99-059-31	Chester #4 (CMC owns 51%)*	256018	3763
* Covered by Mining Lease Fee Parcel in White Pine County, Nevada Henkle Buchanan Property 160 acres SE ¼; Section 20, T16N, R57E

5

Schedule A

SCHEDULE “B”

PERMITTED ENCUMBRANCES

A. Royalties

Royalty	Claims Burdened
1. 2.5% NSR created by July 1, 1977 Conveyance between Silver King Mines, Inc. and Phillips Petroleum Company	Chester Lode Chester 1-4
2. Undefined net profits interest created by October 31, 1986 Agreement, Assignment, and Conveyance of Net Profits Royalty Interest (the “1986 Agreement”) between Nicor Mineral Ventures Inc. (“NMVI”) and Nicor Minerals Inc. (“NMI”)1	All patented claims covered by Mining Lease
3. 2.5% Net Returns royalty created by that Special Warranty Deed and Bill of Sale dated August 31, 1987 between Queenstake Resources (U.S.) Inc. and Westmont Mining Inc.	All patented claims covered by Mining Lease
4. 2.5% NSR created by Conveyance of Net Smelter Return Royalty dated January 5, 1995, from Mt. Hamilton Mining Company to Costain Minerals Inc.2	All patented claims covered by Mining Lease
5. Advance and production royalties payable to the lessor under the Mining Lease	All patented and unpatented claims on Schedule A

B. Deeds of Trust

Deed of Trust and Security Agreement, Assignment of Leases and Rents and Fixture Filing to Secure Guaranty dated February 28, 2008 by DHI Minerals (U.S.) Ltd., a Nevada corporation, as Trustor, to Stewart Title of Northeastern Nevada, a Nevada corporation, as Trustee, and Augusta Resource Corporation, a British Columbia corporation, as Beneficiary, recorded in White Pine County on April 10, 2008 at Document No. 342733.

C. Security Interests

The security interests granted by each member of the Owner to the other pursuant to the Operating Agreement.

D. Other Encumbrances

1.	All encumbrances listed in the May 25, 2012 Harris & Thompson Title Reports.
2.	November 15, 2007, Share Purchase Agreement between Augusta Resource Corporation and Ivana Ventures Inc.
3.	Rights of third parties to use the surface of the patented and unpatented claims.

1 The net profits interest conveyed to NMI is effective “until the date which is the tenth anniversary of the last day of the month in which the first commercial sale of Subject Minerals occurs.” The first commercial sale occurs at the time, “after a decision has been made by (NMVI) to commence commercial production, at which time the first payment for sale of commercial quantities of Subject Minerals is received, without regard to any subsequent increase or decrease in the level of production of Subject Minerals.” That language, plus the language in the 1986 Agreement that all of its conditions are binding on the successors and assigns of the parties, allows for a strong argument that the net profits royalty is extinguished if commercial production from the claims covered by that Agreement commenced more than ten years ago.

That royalty has a cap of $2,500,000; it is not clear whether that is an annual cap or an aggregate cap.

1

Schedule B

Columbia corporation, as Beneficiary, recorded in White Pine County on April 10, 2008 at Document No. 342733.

C. Security Interests

The security interests granted by each member of the Owner to the other pursuant to the Operating Agreement.

D. Other Encumbrances

1.	All encumbrances listed in the May 25, 2012 Harris & Thompson Title Reports.
2.	November 15, 2007, Share Purchase Agreement between Augusta Resource Corporation and Ivana Ventures Inc.
3.	Rights of third parties to use the surface of the patented and unpatented claims.

2

Schedule B